EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra
AVP, Investor Relation & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES SECOND QUARTER 2012 RESULTS

NASHVILLE, Tenn. (July 23, 2012)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the second quarter ended June 30, 2012.

Highlights:

•	Revenues of $25.8 million in the second quarter of 2012, up 23% from revenues of $21.1 million in the second quarter of 2011

•	Operating income of $4.0 million in the second quarter of 2012, up 30% from operating income of $3.1 million in the second quarter of 2011

•	Net income of $2.4 million in the second quarter of 2012, up 33% from net income of $1.8 million in the second quarter of 2011, and earnings per share (EPS) of $0.09 per share in the second quarter of 2012, compared to EPS of $0.08 per share in the second quarter of 2011

•	Adjusted EBITDA[1] of $5.9 million in the second quarter of 2012, up 27% from $4.6 million in the second quarter of 2011

•	Acquired Decision Critical, Inc. in June of 2012

Financial Results:
Second Quarter 2012 Compared to Second Quarter 2011
Revenues for the second quarter of 2012 increased $4.8 million, or 23 percent, to $25.8 million, compared to $21.1 million for the second quarter of 2011.

Revenues from HealthStream Learning increased by $4.9 million, or 34 percent, when compared to the second quarter of 2011. Revenues from our Internet-based subscription products increased by approximately $4.2 million, or 31 percent, over the prior year quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues from project-based services increased $696,000 over the prior year quarter. Revenues from SimVentures, our collaborative arrangement with Laerdal Medical A/S, increased $244,000 over the prior year quarter; $392,000 was delivered in the second quarter of 2012 compared to $148,000 during the second quarter of 2011.

Revenues from HealthStream Research decreased by $60,000, or one percent, when compared to the second quarter of 2011. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $289,000, or seven percent, when compared to the second quarter of 2011. Revenues from other surveys, which are conducted on annual or bi-annual cycles, decreased by $348,000, or 16 percent, when compared to the second quarter of 2011 due to fewer survey engagements.

Operating income for the second quarter of 2012 increased by 30 percent to $4.0 million, compared to $3.1 million for the second quarter of 2011. This improvement resulted primarily from strong revenue growth. Operating expense increases included higher royalties, sales commissions, travel, personnel additions, depreciation, other general expenses, as well as one-time expenses associated with the acquisition of Decision Critical. Partially offsetting these expense increases was a reduction of expense associated with the timing of our annual customer Summit being held during the second quarter of 2011 versus the first quarter of 2012. During the second quarter of 2011, the Summit reduced operating income by approximately $270,000.

Net income for the second quarter of 2012 was $2.4 million, compared to $1.8 million in the second quarter of 2011. Earnings per share (EPS) were $0.09 per share (diluted) in the second quarter of 2012, compared to $0.08 per share (diluted) for the second quarter of 2011. A key factor impacting EPS in the second quarter of 2012 was the effect of additional shares outstanding from the Company’s fourth quarter 2011 follow-on stock offering. The impact of the follow-on offering added approximately 3.6 million shares to the second quarter 2012 fully diluted EPS calculation.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) increased by 27 percent to $5.9 million for the second quarter of 2012, compared to $4.6 million for the second quarter of 2011.

At June 30, 2012, the Company had cash and marketable securities of $91.9 million. Capital expenditures totaled $2.2 million for the second quarter of 2012.

Year-to-Date 2012 Compared to Year-to-Date 2011
For the first six months of 2012, revenues were $49.5 million, an increase of 25 percent over revenues of $39.6 million in the first six months of 2011. Net income for the first six months of 2012 increased by 15 percent to $3.8 million, compared to $3.4 million for the first six months of 2011. Earnings per share were $0.14 per share (diluted) for both the first six months of 2012 and 2011.
Operating income for the first six months of 2012 improved by 13 percent to $6.4 million, compared to $5.7 million for the first six months of 2011.

Other Business Updates
At June 30, 2012, approximately 2,783,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. Revenue recognition commences when a contract is fully implemented. This number is up from approximately 2,486,000 at June 30, 2011. The total number of contracted subscribers at June 30, 2012 was approximately 2,908,000, up from approximately 2,586,000 at June 30, 2011. “Contracted subscribers” include both the 2,783,000 subscribers already implemented and the 125,000 subscribers in the process of implementation.

Based on the number of subscribers, our renewal rate was 108 percent in the second quarter of 2012. Our renewal rate for the number of subscribers reflects the number of subscribers that were up for renewal in the quarter that chose to renew plus the addition of new subscribers on these accounts, compared to previously contracted amounts—which means that the renewal rate can exceed 100 percent. The renewal rate based on subscribers for the second quarter for 2012 compares to a renewal rate of 101 percent during the second quarter of 2011.

Based on contract value, our renewal rate was 102 percent in the second quarter of 2012. Our renewal rate for contract value reflects any pricing adjustment that may occur at renewal along with increases in contract value due to the addition of new subscribers, compared to previously contracted amounts—which means that the renewal rate can exceed 100 percent. Our calculation of this renewal rate includes only the base subscriptions to our platform; it does not include add-on products or content purchased prior to or at the time of renewal. The renewal rate based on contract value for the second quarter of 2012 compares to renewal rate of 116 percent during the second quarter of 2011.

For the trailing four quarters ended June 30, 2012, customers representing approximately 99 percent of subscribers that were up for renewal did renew during the trailing four quarter period, while our renewal rate based on the annual contract value was approximately 102 percent. The trailing four quarter renewal measurements are calculated on the same basis as the quarter results.

In June of 2012, HealthStream advanced its talent management strategy with the acquisition of Decision Critical, Inc., an Austin, Texas based company that specializes in learning and competency management products for acute-care hospitals. Through the acquisition, HealthStream added Critical Portfolio™, a patented electronic portfolio, which is an ideal software-as-a-service based tool to store and view the qualifications, competencies, and skills of the hospital’s workforce, including their licenses, educational records, and credentials. We believe Critical Portfolio will be a valuable add-on platform extension to our talent management suite of products.

The consideration paid for Decision Critical consisted of approximately $3.4 million in cash and 22,124 shares of our common stock. Also, we may make additional payments of up to $300,000, contingent upon achievement of certain financial targets and business outcomes over the next year. In allocating the purchase price, we recorded approximately $3.0 million of goodwill, $1.8 million of identifiable intangible assets, $145,000 of net tangible assets, and $700,000 of deferred tax liabilities. The allocation of purchase price is preliminary and may be subject to change within the measurement period of one year from the acquisition date.

Financial Expectations
The Company published updated guidance and anticipates that consolidated revenues for the full year 2012 will grow by 22 to 25 percent when compared to the full year 2011. We anticipate revenue growth in the Learning segment to be in the 30 to 34 percent range and the Research segment’s revenue to increase by approximately one to three percent over the prior year.

We expect that operating income will increase between 20 to 26 percent for the full year of 2012 versus our 2011 results.

We believe that equivalent shares for purposes of calculating diluted earnings per share will be between 27.4 million and 27.6 million. We anticipate that our effective book income tax rate will be between 39 percent and 40 percent. Actual tax payments will be substantially less than our income tax provision as we continue to utilize our federal and state net operating loss carry-forwards of approximately $14.5 million and $12.6 million, respectively, to offset taxable income.

We expect that capital expenditures, including hardware, software, capitalized software development and additional office space will range between $8.0 and $9.0 million during the full year of 2012.

“A primary objective of our company is to support healthcare organizations in assessing and developing their workforce talent and, therefore, I am pleased that in the second quarter, we expanded our talent management suite of products,” said Robert A. Frist, Jr., chief executive officer, HealthStream. “Our patented electronic portfolio product gained through our recent acquisition of Decision Critical is an exciting addition to our product portfolio—and we are making investments to offer it as an integrated platform extension to customers by early next year. Also, the HealthStream Performance Center—launched in March—and the HealthStream Competency Center, combined, were newly contracted in the second quarter by 15 healthcare organizations.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, associate vice president of investor relations and communications will be held on Tuesday, July 24, 2012 at 9:00 a.m. (EST). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #11743682) for U.S. and Canadian callers and 404-537-3406 (conference ID #11743682) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service (SaaS) solutions are used by, collectively, approximately 2.9 million healthcare employees in the U.S. for training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has an additional office in Laurel, Maryland. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues	$25,841	$21,051	$49,514	$39,557
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	10,167	7,638	19,742	14,708
Product development	2,182	1,911	4,051	3,697
Sales and marketing	4,678	4,357	10,214	7,864
Other general and administrative	3,201	2,684	6,019	5,227
Depreciation and amortization	1,572	1,355	3,106	2,398

Total operating expenses	21,800	17,945	43,132	33,894
Operating income	4,041	3,106	6,382	5,663
Other income (expense)	26	(4)	45	16

Income before income taxes	4,067	3,102	6,427	5,679
Income tax provision	1,640	1,271	2,580	2,323

Net income	$2,427	$1,831	$3,847	$3,356

Net income per share:
Net income per share, basic	$0.09	$0.08	$0.15	$0.15

Net income per share, diluted	$0.09	$0.08	$0.14	$0.14

Weighted average shares outstanding:
Basic	26,127	22,002	26,063	21,920

Diluted	27,501	23,350	27,418	23,160

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	Unaudited
	June 30,	December 31,
	2012	2011(1)
ASSETS
Current assets:
Cash and cash equivalents	$27,341	$76,904
Marketable securities – short term	64,547	6,552
Accounts and unbilled receivables, net	19,781	17,330
Prepaid and other current assets	4,470	5,213
Deferred tax assets, current	2,634	5,080

Total current assets	118,773	111,079
Marketable securities – long term	—	5,996
Capitalized software development, net	8,644	7,940
Property and equipment, net	6,859	6,087
Goodwill and intangible assets, net	27,381	23,104
Other assets	501	31

Total assets	$162,158	$154,237

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$7,793	$9,689
Deferred revenue	25,743	22,759

Total current liabilities	33,536	32,448
	1,023	323

Deferred tax liabilities, non-current	1,023	323
Other long-term liabilities	989	551

Total liabilities	35,548	33,322
Shareholders’ equity:
Common stock	156,247	154,409
Comprehensive income (loss)	3	(7)
Accumulated deficit	(29,640)	(33,487)

Total shareholders’ equity	126,610	120,915

Total liabilities and shareholders’ equity	$162,158	$154,237

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2011.

HEALTHSTREAM, INC.
Condensed Consolidated Statement of Cash Flows
(In thousands)

	Unaudited
	Six Months Ended
	June 30,	June 30,
	2012	2011
Operating activities:
Net income	$3,847	$3,356
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,106	2,398
Deferred income taxes	2,580	2,072
Share-based compensation	541	374
Provision for doubtful accounts	50	20
Changes in assets and liabilities:
Accounts and unbilled receivables	(2,319)	(1,434)
Prepaid and other assets	1,063	1,035
Accounts payable, accrued and other liabilities	(2,346)	(2,167)
Deferred revenue	2,411	3,173

Net cash provided by operating activities	8,933	8,827

Investing activities:
Acquisition, net of cash acquired	(2,904)	—
Changes in marketable securities	(52,309)	3,623
Purchases of property and equipment	(2,009)	(1,808)
Payments associated with capitalized software development	(1,996)	(4,620)

Net cash used in investing activities	(59,218)	(2,805)

Financing activities:
Proceeds from exercise of stock options	722	560
Payments on capital leases	—	(2)

Net cash provided by financing activities	722	558

Net (decrease) increase in cash and cash equivalents	(49,563)	6,579
Cash and cash equivalents at beginning of period	76,904	17,868

Cash and cash equivalents at end of period	$27,341	$24,447

Reconciliation of Adjusted EBITDA
(In thousands, except per share data)

Income before interest, taxes, share-based compensation, depreciation and amortization, or adjusted EBITDA(1):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net income	$2,427	$1,831	$3,847	$3,356
Interest income	(39)	(9)	(70)	(31)
Interest expense	13	13	25	22
Income tax provision	1,640	1,271	2,580	2,323
Share-based compensation expense	299	184	541	374
Depreciation and amortization	1,572	1,355	3,106	2,398

Adjusted EBITDA	$5,912	$4,645	$10,029	$8,442

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2012 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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